EXHIBIT 10.25

November 29, 2018
Effective upon FHFA Non-Objection to 2019 EICP Targets

Federal Home Loan Bank of Topeka
Non-NEO Executive Incentive Compensation Plan Targets
Goal Metrics, Metric Performance Ranges, Participant Eligibility and Metric Weights

This document specifies goal metrics, metric performance ranges/objectives, and metric weights for the participants (Participants) in the Non-NEO Executive Incentive Compensation Plan (Plan).
The Plan targets contained in this document specifically cover the 2019 Base Performance Period (January 1, 2019 through December 31, 2019) and the 2020-2022 Deferral Performance Period (January 1, 2020 through December 31, 2022).

A.2019 Base Performance Period Metrics. The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.
1.Adjusted Return Spread on Total Regulatory Capital
Definition: The spread between (a) adjusted net income divided by the daily average total regulatory capital and (b) the average daily Overnight Federal funds effective rate (Fed Effective).
Measure:
Adjusted net income is defined as follows:
◦Net income calculated under generally accepted accounting principles (GAAP)
◦Plus the recorded AHP assessments
◦Excluding the impact or adjustment required because of the Accounting Standards Codification 815 (ASC 815)
◦Plus the dividends on redeemable Class A and Class B Common Stock treated as interest expense under ASC 450
◦Minus the prepayment fees
◦Minus/plus the realized or unrealized gains/losses on securities (excludes any charges for other-than-temporary impairment of securities)
◦Minus/plus the gains/losses on mortgage loans held for sale
◦Minus/plus the gains/losses on early retirement of debt and related derivatives
◦Minus/plus any amortization/accretion of premium/discount on unswapped securities in the FHLBank’s trading portfolio and any investment that is tied to an economic swap where an upfront fee was not received (not amortized/accreted under GAAP)
◦Less a calculated 10% AHP assessment
Performance Range:

Annual Performance Range
Threshold	3.91%
Target	4.73%
Optimum	5.54%

2.    GAAP Return Spread on Total Regulatory Capital
Definition: The spread between: (a) GAAP net income divided by the daily average total regulatory capital; and (b) the Fed Effective rate.
Measure:
◦Net income calculated under GAAP.
◦Daily average total regulatory capital.
◦Divide GAAP net income by daily average total regulatory capital to calculate a return.
◦Subtract the average daily Overnight Federal funds effective rate (Fed Effective) from the GAAP return.

2019 Non-NEO EICP Targets

Performance Ranges:

Annual Performance Range
Threshold	3.51%
Target	4.73%
Optimum	5.94%

3. Adjusted Net Income after Capital Charge
Definition: The dollar amount of adjusted net income as defined in the above metric that exceeds the cost of the required return on capital.

Measure: Adjusted income as defined in the Net Income after Capital Charge Definition above, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month LIBOR plus 1.00 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month LIBOR for each day during the year.

Performance Range:

Annual Performance Range
Threshold	$77,588,000
Target	$96,985,000
Optimum	$116,382,000

4.    GAAP Net Income after Capital Charge
Definition: The dollar amount of GAAP net income that exceeds the cost of the required return on capital.

Measure: GAAP net income, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month LIBOR plus 1.00 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month LIBOR for each day during the year.

Performance Ranges:

Annual Performance Range
Threshold	$67,889,000
Target	$96,985,000
Optimum	$126,080,000

5.    Member Product Utilization
Definition: Member product utilization is defined as the weighted average 2019 attainment in member utilization in each of three product categories: (1) Line of Credit or advances; (2) MPF Program; and (3) Letters of Credit.

2019 Non-NEO EICP Targets

Measure:  Product utilization is calculated by dividing the number of members at the end of the year that qualify as a user of one of the three products (as defined below) at any time during the current year (2019) by the number of members at the end of the current year (2019). The individual product utilization is compared to the target level to arrive at the level of attainment for each of the three products. The percentage attainment to target for each product is then multiplied by the weight assigned to each product to arrive at the overall weighted product utilization goal attainment.

Products and Weighting:
Line of Credit or advances – Weight 50%
A member that uses the line of credit and has an outstanding balance for a total of 5 days during the year or who takes one (or more) new advance for a term of 3 or more days (short-term fixed rate, regulator fixed rate, symmetrical fixed rate, callable, member option, amortizing fixed rate, adjustable, convertible, structured advance or forward settle advance that settles during the year) during the year will quality as a using an advance related product.

MPF Program – Weight 25%
A participating financial institution (PFI) that delivers at least one loan during the year into any one or more of the MPF products will qualify as using the MPF program.

Letters of Credit – Weight 25%
A member that applies for and we issue to them at least one new Letter of Credit during the year will qualify as using the Letter of Credit product.

Performance Range:

	Product Utilization %
Product	Threshold	Target	Optimum
Line of Credit or Regular Advance	66.0%	70.5%	75.0%
MPF Program	23.5%	25.0%	26.5%
Letters of Credit	28.0%	30.5%	33.0%

6. Diversity and Inclusion
Definition: FHLBank’s Diversity and Inclusion (D&I) initiative is defined as the advancement of D&I, to the maximum extent possible in balance with financially safe and sound business practices, through inclusion and utilization of diverse-owned business and individuals within its workforce, as defined in the D&I Policy, in all business activities of FHLBank.

Measure: Points are awarded by achievement of the following. One point is awarded for each:
•Attain a workforce ratio of at least 11.0% business partners of color as of 12/31/2019.
•Increase the number of viable diverse suppliers registered to do business with FHLBank in Supplier Gateway by 3%.
•80% of business partners attend one D&I Awareness Activity.
•80% of business partners complete one D&I Training.
•Participate in 15 outreach opportunities with potential diverse directors and/or in Workforce, Vendors, Capital Markets and/or with members.

2019 Non-NEO EICP Targets

Performance Ranges:

Points
Threshold	3 out of 5 points
Target	4 out of 5 points
Optimum	5 out of 5 points

Viable diverse suppliers are those that provide a good or service on the Commodities List found on the Supplier Gateway website, are registered to do business with FHLBank in Supplier Gateway and can be located/headquartered anywhere in the United States.

D&I Awareness Opportunities are FHLBank-wide events approved in advance by the Director of Human Resources and Inclusion (HRI) that educates employees on D&I, or encourages it among them. These opportunities are typically lunch and learn events hosted by FHLBank’s Inclusion, Diversity, and Equality Advisory Council and range in topics from various cultures, religions, and holidays to education on marginalized communities.

D&I Training Opportunities are FHLBank-wide training approved in advance by the Director of HRI with the purpose of increasing knowledge of and competencies in content and principles regarding D&I. These opportunities can include, for example, workshops on the business case for D&I, recognizing and managing various biases, and bridging generational gaps within the workplace.

Outreach opportunities can be conducted by any member of FHLBank staff and must approved in advance by the Director of HRI. More than one member of FHLBank’s staff can participate in a single outreach opportunity. Outreach opportunities include, for example, an in-person meeting with a diverse individual who might be a good candidate for FHLBank’s board of directors and/or a meeting with a trade association to provide education on FHLBank’s desire for a diverse board; an in-person meeting with a diverse-owned supplier or having a booth at a diverse-owned supplier fair; participating in in-person meetings with a diverse-owned broker dealer or participating in the diverse-owned broker-dealer meeting; or participating in a career fair at a college or university that serves a predominantly diverse population or providing a presentation to a classroom at such a college or university.

7. Risk Management – Market, Credit and Liquidity Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Ranges

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

2019 Non-NEO EICP Targets

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

8.    Risk Management – Compliance, Business and Operations Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Performance Ranges

Score
Threshold	3.0
Target	4.0
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

B.2020-2022 Deferral Performance Period.
In order for Participants to be eligible to receive a Final Deferred Incentive Award for the 2020-2022 Deferral Performance Period, FHLBank must have a Market Value of Equity (MVE) of not less than 100 percent of FHLBank’s Total Regulatory Capital Stock (TRCS) outstanding (as defined in FHLBank’s Risk Management Policy), as of the last day of the Deferral Performance Period. Upon determining FHLBank has achieved this minimum requirement, the calculation of the Final Deferred Incentive Award shall be calculated by applying a six percent interest credit, compounded annually, to the Deferred Incentive.

C.Total Base Opportunity and Participant Levels.

Total Base Opportunity Matrix
(As a percentage of base)

2019 Non-NEO EICP Targets

Participant	Total Base Opportunity 1
	Threshold	Target	Optimum
Dan Hess (CBO)	25	50	75
Martin Schlossman (CRO)	25	50	75
Denise Cauthon (CAO)	25	50	75
1 In the event FHLBank’s performance during the Base Performance Period results in the achievement of a Total Base Opportunity that exceeds 100% of a Participant’s base salary at the start of the Base Performance Period, the Total Base Opportunity shall be capped at 100% of the Participant’s base salary.

D.Base Opportunity Metric Weights. The following metric weight for each goal metric is assigned to the Participants:

Objective	Weight
1. Adjusted Return Spread on Total Regulatory Capital	15%
2. GAAP Return Spread on Total Regulatory Capital	5%
3. Adjusted Net Income after Capital Charge	15%
4. GAAP Net Income after Capital Charge	5%
5. Member Product Utilization	10%
6. Diversity and Inclusion	10%
7. Risk Management - Market, Credit, Liquidity	20%
8. Risk Management - Compliance, Business, Operations	20%
Total	100%